Exhibit 99.5

English convenience translation of
 Spanish original. In case of
 discrepancies between the Spanish
 original and the English
 translation, the Spanish original
 shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

Brief professional profile of the persons whose appointment as Directors of Grupo Ferrovial, S.A. is to be approved under items 4.2 and 4.3 of the agenda

➢	Ms. María del Pino y Calvo-Sotelo – Proprietary Director

Degree in Economics and Management Development Program (Instituto de Estudios Superiores de la Empresa IESE).

Member of the Board of Directors of Grupo Ferrovial since 2006.

Chairwoman of Fundación Rafael del Pino.

Board member of the Asociación para el Progreso de la Dirección (APD).

Member of the Board of Trustees of Codespa and the Fundación Cientifica de la Asociación Española contra el Cáncer (Scientific Foundation of the Spanish Association Against Cancer).

➢	Mr. Iñigo Meirás Amusco – Managing Director

Degree in Law and MBA at Instituto de Empresa.

General Manager of Grupo Ferrovial since April 2009.

Joined Ferrovial in 1992 and was General Manager of Autopista del Sol Toll road and Toll roads Manager for Cintra until November 2000. After being General Manager in Ferrovial Servicios, on May 2007 was appointed Managing Director of Ferrovial Aeropuertos.